Exhibit 99.1

PRESS RELEASE

For release:	August 4, 2016

Contact:	Media
Stephen Ries
Senior Corporate Counsel
(610) 668-3270
sries@global-indemnity.com

Global Indemnity plc Reports Second Quarter 2016 Financial Results.

Dublin, Ireland (August 4, 2016) – Global Indemnity plc (NASDAQ:GBLI) today reported net income for the six months ended June 30, 2016 of $2.0 million or $0.11 per share and operating income of $9.1 million or $0.52 per share. As of June 30th, book value per share was $43.91, an increase of 2.2% compared to book value per share of $42.98 at December 31, 2015.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Six Months Ended June 30,
	2016	2015

Gross Premiums Written	$295.7	$309.4
Net Premiums Written	$242.2	$272.1

Net income	$2.0	$17.9
Net income per share	$0.11	$0.70

Operating income	$9.1	$15.7
Operating income per share	$0.52	$0.61

Combined ratio analysis:
Loss ratio	59.7	58.2
Expense ratio (1)	42.0	38.7

Combined ratio	101.7	96.9

	As of June 30,	As of December 31,
	2016	2015

Book value per share	$43.91	$42.98
Shareholders’ equity	$770.7	$749.9
Cash and invested assets(2)	$1,533.0	$1,516.3

(2)	Including receivable/(payable) for securities sold/(purchased)

(1)	The expense ratio in 2016 was approximately 1.5 points higher in 2016 primarily due to purchasing additional catastrophe reinsurance, while the 2015 ratio benefitted approximately 1.7 points from a purchase accounting adjustment. Excluding these factors, the expense ratio was consistent year-over-year.

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s three primary segments are:

•	United States Based Commercial Lines Operations

•	United States Based Personal Lines Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include, but are not limited to, the risk that there may be difficulties in the continued integration of American Reliable business, which could result in a failure to realize the potential benefits of the acquisition, and the risk that American Reliable’ s or Global Indemnity’s prospective insurance premiums, investment yield, or net earnings are less than anticipated (including as a result of unexpected events, competition, costs, charges or outlays whether as a consequence of the transaction or otherwise). The foregoing review of factors that could cause actual financial or operating performance to differ materially from expectations is not exhaustive. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of additional risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.

Global Indemnity plc’s Combined Ratio for the Six Months Ended June 30, 2016

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio, by reportable business segment, for the six months ended June 30, 2016 are as follows:

	Commercial Lines	Personal Lines	Reinsurance Operations
Loss Ratio	57.3	65.0	39.4
Expense Ratio	41.2	43.4	37.7

Combined Ratio	98.5	108.4	77.1

Loss Ratio:

Commercial Lines Operations:

The calendar year loss ratio for the Company’s Commercial Lines was 57.3% for 2016 compared with 59.4% for 2015, an improvement of 2.1 points. The improvement was primarily due to lower than expected claims severity experienced across multiple prior accident years, primarily in liability lines. The current accident year loss ratio increased 5.2 points from 65.0% in 2015 to 70.2% in 2016 primarily due to catastrophes.

Personal Lines Operations:

The 2016 loss ratio was 65.0%, compared to 62.7% for the comparable period of 2015, primarily due to an increase in catastrophe losses. There were no adjustments to prior accident years for 2016 or 2015.

Reinsurance Operations:

The loss ratio for the Company’s Reinsurance Operations was 39.4% for 2016 compared with 31.8% for 2015. The current accident year loss ratio increased 11.2 points from 43.3% for the six months ended June 30, 2015 to 54.5% for the six months ended June 30, 2016, primarily due to catastrophic events in the second quarter of 2016. The improvement in the loss ratio related to prior years was driven by less than anticipated case incurred emergence on property catastrophe treaties.

Expense ratio:

For the six months ended June 30, the total expense ratio increased from 38.7% in 2015 to 42.0% in 2016. 1.7% of the increase is due to acquisition accounting adjustments related to the purchase of American Reliable Insurance Company in 2015. The remainder of the increase in the 2016 expense ratio was primarily due to a reduction in earned premium as a result of the Company reducing catastrophe exposure and purchasing additional reinsurance.

Global Indemnity plc’s Gross and Net Premiums Written Results by Segment

	Six Months Ended June 30,
	Gross Premiums Written		Net Premiums Written
	2016	2015	2016	2015
Commercial Lines Operations	$107,121	$108,826	$96,010	$100,322
Personal Lines Operations	163,421	162,215	121,043	133,483
Reinsurance Operations	25,143	38,343	25,129	38,304

Total	$295,685	$309,384	$242,182	$272,109

Gross premiums written and net premiums written decreased 4.4% and 11.0%, respectively, compared to the same period in 2015.

Commercial Lines Operations: For the six months ended June 30, 2016, gross premiums written and net premiums written decreased 1.6% and 4.3%, respectively, compared to the same period in 2015. The reduction in net premiums written was primarily due to purchasing additional reinsurance to reduce catastrophe exposure.

Personal Lines Operations: For the six months ended June 30, 2016, gross premiums written increased 0.7% and net premiums written decreased 9.3% compared to the same period in 2015. The reduction in net premiums written is due to purchasing additional reinsurance to reduce catastrophe exposure.

Reinsurance Operations: For the six months ended June 30, 2016, gross premiums written and net premiums written both decreased 34.4% compared to the same period in 2015. This decrease is mainly due to a treaty being non-renewed in 2016 in an effort to reduce catastrophe exposure. In addition, the property catastrophe reinsurance marketplace continues to be very competitive due to excess capital.

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Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Gross premiums written	$154,319	$166,515	$295,685	$309,384

Net premiums written	$125,310	$146,005	$242,182	$272,109

Net premiums earned	$117,804	$128,877	$239,440	$256,214
Net investment income	6,562	9,141	16,308	17,382
Net realized investment gains (losses)	(3,492)	6,532	(10,985)	3,562
Other income	795	577	1,751	1,129

Total revenues	121,669	145,127	246,514	278,287

Net losses and loss adjustment expenses	78,111	79,560	142,895	149,179
Acquisition costs and other underwriting expenses	48,542	50,926	100,632	99,184
Corporate and other operating expenses	4,255	4,334	8,058	15,874
Interest expense	2,229	535	4,444	1,040

Income (loss) before income taxes	(11,468)	9,772	(9,515)	13,010
Income tax benefit	(6,303)	(1,345)	(11,475)	(4,901)

Net income (loss)	$(5,165)	$11,117	$1,960	$17,911

Weighted average shares outstanding–basic	17,244	25,455	17,234	25,447

Weighted average shares outstanding–diluted (1)	17,244	25,681	17,485	25,660

Net income (loss) per share – basic	$(0.30)	$0.44	$0.11	$0.70

Net income (loss) per share – diluted	$(0.30)	$0.43	$0.11	$0.70

Combined ratio analysis (2):
Loss ratio	66.3	61.7	59.7	58.2
Expense ratio	41.2	39.5	42.0	38.7

Combined ratio	107.5	101.2	101.7	96.9

(1)	For the quarter ended June 30, 2016, diluted loss per share is the same as basic loss per share since there was a net loss for the period.
(2)	The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) June 30, 2016	December 31, 2015
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2016 - $1,292,785 and 2015 - $1,308,333)	$1,306,955	$1,306,149
Equity securities:
Available for sale, at fair value (cost: 2016 - $101,867 and 2015 - $100,157)	119,008	110,315
Other invested assets	35,798	32,592

Total investments	1,461,761	1,449,056

Cash and cash equivalents	70,647	67,037
Premiums receivable, net	90,275	89,245
Reinsurance receivables, net	115,365	115,594
Funds held by ceding insurers	19,927	16,037
Federal income taxes receivable	4,840	4,828
Deferred federal income taxes	41,028	34,687
Deferred acquisition costs	56,051	56,517
Intangible assets	23,342	23,607
Goodwill	6,521	6,521
Prepaid reinsurance premiums	49,763	44,363
Receivable for securities sold	561	172
Other assets	66,013	49,630

Total assets	$2,006,094	$1,957,294

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$683,850	$680,047
Unearned premiums	294,426	286,285
Ceded balances payable	12,386	4,589
Contingent commissions	9,498	11,069
Debt	174,211	172,034
Other liabilities	60,974	53,344

Total liabilities	1,235,345	1,207,368

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,559,872 and 16,424,546 respectively; A ordinary shares outstanding: 13,420,978 and 13,313,751, respectively; B ordinary shares issued and outstanding: 4,133,366 and 4,133,366, respectively	3	3
Additional paid-in capital	531,542	529,872
Accumulated other comprehensive income, net of taxes	22,076	4,078
Retained earnings	320,376	318,416
A ordinary shares in treasury, at cost: 3,138,894 and 3,110,795 shares, respectively	(103,248)	(102,443)

Total shareholders’ equity	770,749	749,926

Total liabilities and shareholders’ equity	$2,006,094	$1,957,294

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) June 30, 2016	December 31, 2015

Fixed maturities	$1,307.0	$1,306.1
Cash and cash equivalents	70.6	67.0

Total bonds and cash and cash equivalents	1,377.6	1,373.1
Equities and other invested assets	154.8	143.0

Total cash and invested assets, gross	1,532.4	1,516.1
Receivable/(payable) for securities sold (purchased)	0.6	0.2

Total cash and invested assets, net	$1,533.0	$1,516.3

	(Unaudited) Three Months Ended June 30, 2016 (a)	(Unaudited) Six Months Ended June 30, 2016 (a)

Net investment income	$6.6	$16.3

Net realized investment losses	(3.5)	(11.0)
Net change in unrealized investment gains	11.5	23.3

Net realized and unrealized investment returns	8.0	12.3

Total investment return	$14.6	$28.6

Average total cash and invested assets	$1,519.6	$1,524.6

Total investment return % annualized	3.8%	3.8%

(a)	Amounts in this table are shown on a pre-tax basis.
(b)	Simple average of beginning and end of period, net of payable/receivable for securities.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME (LOSS)

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Operating income (loss)	$(2,915)	$6,913	$9,076	$15,731
Adjustments:
Net realized investment gains (losses), net of tax	(2,250)	4,204	(7,116)	2,180

Net income (loss)	$(5,165)	$11,117	$1,960	$17,911

Weighted average shares outstanding – basic	17,244	25,455	17,234	25,447

Weighted average shares outstanding – diluted (1)	17,244	25,681	17,485	25,660

Operating income (loss) per share – basic	$(0.17)	$0.27	$0.53	$0.62

Operating income (loss) per share – diluted	$(0.17)	$0.27	$0.52	$0.61

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.

(1)	For the quarter ended June 30, 2016, diluted loss per share is the same as basic loss per share since there was a net loss for the period.